EXHIBIT 15.1

November 5, 2008

The Board of Directors and Stockholders, Sun Microsystems, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Sun Microsystems, Inc. 1990 Employee Stock Purchase Plan, as amended and restated as of November 5, 2008, of our report dated November 3, 2008, relating to the unaudited condensed consolidated interim financial statements of Sun Microsystems, Inc. that are included in its Form 10-Q for the quarter ended September 28, 2008.

Very truly yours,

/s/ Ernst & Young LLP